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                                                                    EXHIBIT 99.1
                                                                   PRESS RELEASE



PRESS CONTACTS:                                INVESTOR RELATIONS CONTACT:

Jim Brady                                      Blair Christie
Cisco Systems, Inc.                            Cisco Systems, Inc.
(408) 853-3168                                 (408) 525-4856
jambrady@cisco.com                             blchrist@cisco.com

Amy Hughes
Cisco Systems, Inc.
(408) 525-8471
amhughes@cisco.com

                      CISCO SYSTEMS TO ACQUIRE OKENA, INC.

   Acquisition Extends Cisco's Network Security Portfolio with Next-Generation
                           Endpoint Security Solution

      SAN JOSE, Calif., January 24, 2003 - - Cisco Systems, Inc., today announced a definitive agreement to acquire privately-held Okena, Inc. of Waltham, Mass. Okena's next-generation network security software provides threat protection for desktop and server computing systems, also known as "endpoints," by identifying and preventing malicious behavior before it causes harm. With the addition of Okena's endpoint security software, Cisco will offer its customers the most comprehensive network security threat protection portfolios for securing large corporate networks. The acquisition of Okena enhances Cisco's leadership in the rapidly growing market segment for networking security.

      Under the terms of the agreement, Cisco common stock worth an aggregate value of approximately $154 million will be exchanged for all outstanding shares and options of Okena. In connection with the acquisition of Okena, Cisco expects a one-time charge for purchased in-process research and development expenses not to exceed $0.01 per share. The acquisition of Okena is expected to close in the third quarter of Cisco's fiscal year 2003. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions.

      "The acquisition of Okena reinforces Cisco's commitment to leadership in the network security market and is part of a significant initiative to more tightly integrate network and
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endpoint security," said Richard Palmer, vice president and general manager,
Cisco Virtual Private Network and Security (VSEC) Business Unit. "By removing endpoint vulnerabilities, Okena's preventive software solution enhances the overall security, availability and integrity of corporate networks."

      Okena's technology extends beyond conventional desktop and server security solutions. Rather than relying on signature-based techniques, Okena technology intercepts all operating system, file system, configuration, registry, and network requests, preventing malicious activity from occurring. This unique, behavior-based approach provides customers robust protection and reduces operational costs.

      Okena's security software aggregates and extends multiple endpoint security functions - Host-based Intrusion Detection (HIDS), distributed firewall, malicious code protection and operating system lockdown - in a single, integrated solution. Additionally, because it protects against Day Zero viruses and worms, Okena's technology is complementary to conventional desktop Anti-Virus solutions.

      The acquisition of Okena further enhances Cisco's comprehensive security portfolio of network-integrated solutions and appliances for Virtual Private Networks (VPN), firewalling, intrusion protection, and security management.

      Okena was founded in 1999. Okena's 52 employees will join the Cisco Virtual Private Network and Security Business Unit under the direction of Richard Palmer.

ABOUT CISCO SYSTEMS

      Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

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Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of
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their respective owners.